Deal Highlights


Ernie Barnes
(b. 1938 - 2009)
View All (4)

Sec.gov

Initial Offering	$255,000
Painting	Pocket Pass (1991)
Dimensions	36 x 48
Progress	100%

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Artist Overview

20.3% Total Return

In December '23, we sold a Barnes painting that delivered 20.3% total net returns after just 76 days held. Past performance not indicative of future returns.

Offering Size	$477,000
Sold For	$600,000
Days Held	76
Profit from $10K Investment	$2,000 after all fees

$15.3 Million Record

In 2022, Barnes' painting The Sugar Shack sold for $15.3 million at auction. An outlier among his oeuvre, this sale still signals a level of seriousness among collectors of his work.



Offering Details

Similar Sales Appreciation

37.5%

Each painting is unique, but similar works have seen an appreciation rate of 37.5% from 2014 to 2025.


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Style in Football Hall of Fame

Pro football player turned painter, Barnes's football series is distinguished by a unique biographical authority. This style was recognized by the Pro Football Hall of Fame and is held in their permanent collection.

